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                      COMPUTATIONS OF EARNINGS PER SHARE
                Leggett & Platt, Incorporated and Subsidiaries

                                                                      Exhibit 11

(Amounts in millions, except per share data)


                                               Year Ended December 31,

                                             1996      1995      1994
                                           --------  --------   -------

EARNINGS PER SHARE

Weighted average number of
common shares outstanding                   89.9         88.6      86.7

Dilution from outstanding stock
 options-computed using the
 "treasury stock" method                     1.9          1.3       1.1
                                          ------       ------    ------
Weighted average number of
common shares outstanding as
adjusted                                    91.8         89.9      87.8
                                          ======       ======    ======
Net Earnings Before
Extraordinary Item                        $153.0       $134.3    $119.5
                                          ======       ======    ======
Net Earnings                              $140.5       $134.3    $119.5
                                          ======       ======    ======

Earnings Per Share

Net Earnings Before
Extraordinary Item                        $ 1.67       $ 1.49    $ 1.36
                                          ======       ======    ======
Net Earnings                              $ 1.53       $ 1.49    $ 1.36
                                          ======       ======    ======